Exhibit 10.30

Executive Officer Summary Compensation Sheet

Annual Cash Compensation for Senior Executive Officers

The annual cash compensation for Executive Officers of Rackable Systems, Inc. as of January 1, 2007, was as follows:

Executive Officer	Annual Base Salary ($)	Annual Target Bonus ($)
Thomas K. Barton Chief Executive Officer	$400,000	$280,000

Todd R. Ford President	350,000	210,000

Giovanni Coglitore Founder and Chief Technology Officer	250,000	100,000

William P. Garvey General Counsel, Vice President of Corporate Development and Secretary	238,000	95,000

Madhu Ranganathan Chief Financial Officer	263,000	105,000

Cash Bonus Arrangements for Executive Officers:

1.	20% of the Annual Target Bonus maybe earned each quarter and 20% may be earned at year end. The bonus awards are determined based upon Rackable Systems’ achievement of certain performance goals to be established by the Compensation Committee of the Board.